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                                                                     EXHIBIT 4.9


                          STOCK SUBSCRIPTION AGREEMENT


         This Stock Subscription Agreement is made as of October 10, 1995 (the "Effective Date") by and between Mercury Air Group, Inc., a New York corporation ("Mercury"), and Eric Beelar (the "Purchaser"), with reference to the following:


                                 R E C I T A L S


         A.       Purchaser is Vice President--Fuel Sales of Mercury.

         B. Mercury desires to sell to Purchaser on the Effective Date and Purchaser desires to subscribe for the purchase from Mercury at such time of certain shares of the capital stock of Mercury as set forth in this Agreement.

         C. In order to induce Mercury to sell such shares, Purchaser desires to have such shares subject to the restrictions and interests created by this Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and mutual covenants and conditions contained herein, the parties agree as follows:

         1. Sale and Purchase of Stock. Mercury hereby agrees to sell to Purchaser, subject to the conditions and restrictions contained in this Agreement, and Purchaser hereby agrees to purchase from Mercury, Fifty Thousand (50,000) shares (the "Shares") of the common stock, par value $.01 ("Common Stock"), of Mercury, at a price of $8.125 per share for an aggregate purchase price of Four Hundred Six Thousand Two Hundred Fifty Dollars ($406,250) (the "Purchase Price"). Purchaser shall pay Forty Thousand Dollars ($40,000) of the Purchase Price by check payable to Mercury and shall issue a secured promissory note in the form attached hereto as Exhibit A (the "Note") to Mercury for Three Hundred Sixty-Six Thousand Two Hundred Fifty Dollars ($366,250), the balance of the Purchase Price. The Note shall be secured by a pledge of the Shares, the terms and conditions of which are expressed in this Agreement.


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         2.       Restriction on Transfer of the Shares. Except as otherwise provided herein, Purchaser may not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of the Shares, or any right or interest therein, during the term of this Agreement. Any purported sale, transfer (including involuntary transfers initiated by operation of legal process), hypothecation or disposition of any of the Shares or any right or interest therein, except in strict compliance with the terms and conditions of this Agreement, shall be null and void.

         3.       Repurchase Option Upon Termination.

                  (a) Vesting of Shares. For purposes of this Agreement, and subject to Section 3(b) hereof, the Shares shall vest concurrent with any payment made or deemed made under the Note such that at all times the percentage of the total Shares vested shall equal the percentage which the total principle amount of the Note repaid plus Forty Thousand Dollars ($40,000) is of the Purchase Price. Notwithstanding the foregoing, no vesting of Shares shall be deemed to occur prior to August 24, 1996.

                  (b) Mercury's Repurchase Option. In the event that Purchaser's employment by Mercury terminates for any reason (including, without limitation, voluntary resignation or dismissal by Mercury, with or without cause), prior to the vesting of all of the Shares, Mercury shall purchase from Purchaser all of the non-vested Shares (the "Repurchase"). The purchase price for any Shares to be purchased pursuant to the Repurchase shall equal the price per share originally paid for the Shares. The Shares shall be escrowed pursuant to this Agreement to ensure Mercury's Repurchase.

                  (c) Adjustments of Repurchase Option. The purchase price for any Shares to be purchased pursuant to the Repurchase shall be increased or decreased appropriately to reflect any subdivision or combination of such Shares or any dividend or distribution with respect to such Shares which has been paid in additional shares of Common Stock. The Repurchase shall also apply to any property or other securities issued with respect to unvested Shares; provided, however, that such property or securities shall be deemed vested upon vesting of the Shares with respect to which such property or securities were issued or when the Shares with respect to which such property or securities were issued would have vested. The number of Shares vested shall be


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increased or decreased appropriately to maintain the ratio between vested shares and the paid portion of the Purchase Price set forth in paragraph (a) hereof in connection with any subdivision or combination of such Shares or any dividend or distribution with respect to such Shares which has been paid in additional shares of Common Stock.

                  (d) Exercise of Repurchase Option. The Repurchase Option shall be exercised by Mercury by delivering to Purchaser the canceled Note and on or before October 10, 1996 (the vesting of the first installment of the Shares) a check for an additional Forty-Thousand Dollars ($40,000).


         4. Permitted Transfers. Purchaser may, at any time or times, transfer any or all of the Shares: inter vivos to Purchaser's spouse or issue, or to a trust for their benefit; provided, however, that such Shares shall not be transferred until the Permitted Transferee executes a valid undertaking to Mercury to the effect that the Shares so transferred shall thereafter remain subject to all of the provisions of this Agreement (including the Repurchase in the event Purchaser's employment by Mercury is terminated for any reason prior to the vesting of the Shares) as though the Permitted Transferee were a party to this Agreement, bound in every respect in the same way as Purchaser. The restrictions on transfer set forth in this Agreement shall lapse upon vesting with respect to all vested Shares.

         5. Rights as Shareholder. Subject to compliance with the provisions of this Agreement, Purchaser shall be entitled to vote the Shares and receive all cash dividends while the Shares are held by Mercury's Corporate Secretary pursuant to Section 9 of this Agreement; provided, however, that any dividends or distributions with respect to the Shares in a form other than cash shall be held by the Corporate Secretary of Mercury.

         6. Investment Representations. Purchaser represents and warrants to Mercury as follows:

                  (a) Purchaser is acquiring the Shares for his own account and not with a view to or for sale in connection with any distribution of the Shares.


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                  (b) Purchaser (I) is familiar with the business of Mercury,
(II) has had an opportunity to discuss with representatives of Mercury the condition of any prospects for the continued operation and financing of Mercury and such other matters as Purchaser has deemed appropriate in considering whether to invest in the Shares, and (III) has been provided access to all available information about Mercury requested by Purchaser.

                  (c) Purchaser understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act") or registered or qualified under the securities laws of any state and that Purchaser may not sell or otherwise transfer the Shares unless they are subsequently registered under the Act and registered or qualified under applicable state securities laws, or unless an exemption is available which permits sale or other transfer without such registration and qualification.

                  (d) Mercury agrees to register the Shares for resale under the Act on Form S-3 in connection with the next Form S-8 registration statement filed by Mercury.

         7. No Contract of Employment or Bonus. Purchaser acknowledges and agrees that this Agreement shall not be construed to give the Purchaser any right to be retained in the employ of Mercury or any subsidiary of Mercury, and that the right and power of Mercury or any subsidiary to dismiss or discharge Purchaser (with or without cause) is strictly reserved. Mercury also reserves the right from time-to-time to modify the bonus plan which applies to Purchaser and to set bonus goals and targets in the sole discretion of the Compensation Committee of the Board of Directors of Mercury.

         8. Mercury Undertakings. Mercury hereby undertakes to forgive the remaining unpaid balance of principal and interest on the Note in the event that Purchaser remains continuously employed by Mercury or any subsidiary of Mercury through October 10, 2005.

         9.       Pledge and Escrow.

         A. Pledge and Escrow of Shares. Purchaser hereby grants to Mercury a security interest in the Shares, pledges and hypothecates the Shares to Mercury, and deposits the certificates evidencing the Shares (the "Certificates") with Mercury's


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Corporate Secretary as collateral security for the payment by Purchaser of the
Note and the full, faithful and timely performance by Purchaser of all of its other obligations under the Note and this Agreement. The Shares are also delivered to Mercury's Corporate Secretary pursuant to the terms of this Agreement to be held in escrow in order to ensure performance of the Repurchase as and when such right becomes exercisable. The Certificates, together with a stock assignment duly executed in blank with signatures appropriately guaranteed or witnessed, are being retained by Mercury's Corporate Secretary, as the pledgeholder and escrow holder for the Shares.

         B.       Partial Release. Any shares which vest in accordance with
Section 3 of this Agreement shall be released to Purchaser and shall no longer be subject to the terms of the pledge and escrow provided in this Agreement. Shares shall also be transferred to the extent necessary to effect a transfer permitted pursuant to Section 4 of this Agreement; provided, however, that the transferee shall execute an agreement comparable to this Agreement with respect to the transferred Shares.

         C. Rights on Default. Upon the occurrence of any a Default as provided in the Note or following any event which gives rise to the Repurchase, Mercury shall have the right to repurchase the Shares and cancel the Note in accordance with the Note and this Agreement. Mercury shall not be entitled to collect any deficiency with respect to the Note. Purchaser shall have no right to redeem the Shares by paying amounts otherwise due under the Note.



         D. Termination. The pledge and escrow created by this Agreement shall terminate upon the payment in full of the principal amount and all accrued interest thereon under the Note. Upon termination of the pledge and escrow created by this Agreement, Purchaser shall be entitled to the return of the Certificates and any other collateral security then held by the Corporate Secretary of Mercury pursuant to this Agreement.

         10.      Miscellaneous.




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                  (a) Legends on Certificates. Any and all certificates now or hereafter issued evidencing Shares which have not vested shall have endorsed upon them a legend substantially as follows:

         "THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS UPON TRANSFER AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THAT CERTAIN STOCK SUBSCRIPTION AGREEMENT DATED AS OF OCTOBER 10, 1995 BETWEEN MERCURY AIR GROUP, INC., A NEW YORK CORPORATION, AND ERIC BEELAR, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF MERCURY AIR GROUP, INC.

Such certificates shall also bear such legends and shall be subject to such restrictions on transfer as may be necessary to comply with all applicable federal and state securities laws and regulations.

                  (b) Further Assurances. Each party hereto agrees to perform any further acts and execute and deliver any document which may be reasonably necessary to carry out the intent of this Agreement.

                  (c) Binding Agreement. This Agreement shall bind and inure to the benefit of the successors and assigns of Mercury and the personal representatives, heirs and legatees of Purchaser.

                  (d) Other Restrictions on Transfers. The restrictions on transfer set forth in this Agreement are in addition to any and all restrictions imposed pursuant to any applicable state or federal law or regulation.

                  (e) Notices. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given upon personal delivery or, if mailed, upon the expiration of 48 hours after mailing by any form of United States mail requiring a return receipt, addressed (I) to Purchaser at the address set forth on the signature page hereof and (II) to Mercury Air Group, Inc., 5456 McConnell Avenue, Los Angeles, California 90066. A party may change its address by giving written notice to the other parties setting forth the new address for the giving of notices pursuant to this Agreement.



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                  (f) Amendments. This Agreement may be amended at any time by the written agreement and consent of the parties hereof.

                  (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                  (h) Disputes. In the event of any dispute among the parties arising out of this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party the reasonable expenses of the prevailing party, including, without limitation, reasonable attorneys' fees.

                  (i) Entire Agreement. This Agreement, including the agreements referred to herein, constitute the entire agreement and understanding among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, relating thereto.

                  (j) Recapitalizations or Exchanges Affecting Mercury's Capital Stock. The provisions of this Agreement, including the pledge and escrow arrangement contained in Section 9 hereof, shall apply, to the full extent set forth herein with respect to the Shares, to any and all shares of capital stock or other securities or property of Mercury or any successor or assign of Mercury (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, the Shares originally issued to Purchaser, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

                  (k) Headings. Introductory headings at the beginning of each section of this Agreement are solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any such section.

                  (l) Term. This Agreement commences on the date hereof and terminates upon the earlier of vesting of all Shares or Repurchase of all Shares.


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                  (m) Counterparts. This Agreement may be executed in two or more counterparts, all of which, when taken together, shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                            MERCURY AIR GROUP, INC.



                                            By: ______________________________

                                            Its: _____________________________



                                            PURCHASER
                                            Eric Beelar

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                                            Signature

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                                            Name

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                                            Street Address

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                                            City         State         Zip Code






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